Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-223140

PROSPECTUS SUPPLEMENT dated November 16, 2018

(To prospectus dated February 22, 2018)

PPL CORPORATION

DIRECT STOCK PURCHASE AND

DIVIDEND REINVESTMENT PLAN

15,000,000 Shares of Common Stock

CUSIP # 68315T 10 6

This is a prospectus supplement to the prospectus dated February 22, 2018 (the “Prospectus”), which relates to the Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) of PPL Corporation (“PPL” or the “Company”). The information set forth below is intended to amend, in each case to the extent the context requires, those sections originally set forth in the Prospectus. All other sections originally set forth in the Prospectus are unchanged.

This prospectus supplement and the Prospectus may be obtained free of charge at the Securities and Exchange Commission’s website at www.sec.gov. In addition, Plan participants and shareowners may obtain copies of the Prospectus and any supplements to the Prospectus, including this supplement, free of charge, at shareowneronline.com. Alternatively, copies of the Prospectus and any supplements to the Prospectus, including this supplement, may be obtained free of charge from the Company upon request by calling 610-774-5151 or from the Plan Administrator by calling 1-800-345-3085 or via e-mail at invserv@pplweb.com.

DESCRIPTION OF THE PLAN

Fees

Beginning on January 1, 2019, the fees related to the Plan are changed to the fees set forth below. All references to the below investment, sales and other fees in the Prospectus are hereby amended to reflect the amounts listed below.

Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Maximum of 5.0% or $5.00*
Check investment	$5.00
One-time electronic investment	$2.00
Recurring automatic investment	$1.00
Employee payroll deduction	$1.00
Dividend purchase trading commission per share**	$0.04
Optional cash purchase trading commission per share**	$0.04
Sales Fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other Fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

*	5.0% of dividend value up to a maximum fee of $5.00 per dividend.
**	Trading commissions only apply to open market purchases.

PPL may change these participation fees at any time. PPL will give you notice of any fee increase before it applies to you.

Statements of Account

In addition to the statements delivered as set forth under “Statements of Account” in the Prospectus, the Plan Administrator also sends periodic statements to investors.

From and after January 1, 2019, the only periodic, non-transaction related statement that the Plan Administrator will mail you will be a statement annually showing all of your transactions (including shares acquired, amounts invested and purchase prices) and other account information for the prior year.

This supplement constitutes part of your Prospectus and we suggest that you retain it for future reference.